Exhibit 99.2

News Release

Media Inquiries	Investor Inquiries,

Michelle Davidson 908-582-7635 (office) 908-490-1731 (home) mmdavidson@lucent.com	Barbara Gasper 908-582-8577 (office) 888-417-3212 (pager) bgasper@lucent.com

Frank Briamonte 908-582-3193 (office) 800-607-9849 (pager) fbriamonte@lucent.com

LUCENT TECHNOLOGIES UPDATES GUIDANCE FOR THE THIRD FISCAL QUARTER OF 2002

•	Expects third fiscal quarter revenues to decline by approximately 10-15 percent sequentially

•	Expects sequential improvement in pro forma[1] loss per share from continuing operations from the loss of 20 cents per share recorded in the second fiscal quarter

•	Amends covenants of credit facility

FOR RELEASE: THURSDAY, JUNE 13, 2002

         MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today announced that, due to continuing market softness, it expects revenues for the third fiscal quarter of 2002 to decline on a sequential basis by approximately 10-15 percent from the $3.52 billion recorded in the second fiscal quarter. (All revenue and loss per share figures in this press release are on a pro forma1 basis.) The company previously said it would not provide top line guidance for the third fiscal quarter of 2002 in light of market uncertainty.

         At its April 23, 2002 earnings announcement, the company said that, assuming no significant change in revenue levels, it expected modest sequential improvement, on a pro forma basis, in the bottom line for the third fiscal quarter.

         Given the revenue levels that the company is now expecting for the third fiscal quarter, Lucent today indicated that it expects sequential improvement in the bottom line from the pro forma loss of 20 cents recorded in the second fiscal quarter of 2002. The 20-cent loss reflected a six-cent tax charge recorded in the second fiscal quarter of 2002. While sequential improvement over the 14-cent loss, which excludes the six-cent tax charge, is possible for the third fiscal quarter, the company feels that it is too early to call given current market conditions.

         “Service providers continue to constrain their capital spending to conserve cash, which is clearly affecting our top line,” said Lucent’s Chief Executive Officer Patricia Russo, who pointed out that the company is seeing declines primarily in wireline systems in North America. “We remain focused on controlling those things we can control and our aggressive restructuring program continues to produce results as we identify ways to improve productivity and our operational effectiveness. We still address a very large market where primary demand from end users wanting more and better services will ultimately drive demand for more infrastructure. When the market turns around, we will be well-positioned to profitably grow the business.”

         Lucent’s Chief Financial Officer Frank D’Amelio indicated that the company remains on track with its restructuring efforts and still expects to reach an employee base closer to 50,000 by the end of its fiscal year, which ends on September 30, 2002. He also said that the company would provide an update on its efforts to reduce its breakeven point at its July 23, 2002 earnings announcement. The company continues to target a return to profitability and positive cash flow during fiscal 2003.

         Lucent continues to have more than sufficient liquidity to fund its operations and business plans and has no outstanding balance on its credit facility. Certain financial covenants of the company’s credit facility have been amended to provide additional flexibility in an uncertain market. The company today filed the amendment with a Form 8-K with the Securities and Exchange Commission.

         Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world’s largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company’s systems, services and software are designed to help customers quickly deploy and better manage their networks and create new, revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

1Pro forma results reflect the results from continuing operations, excluding business restructuring and one-time charges, amortization of goodwill and other acquired intangibles, the results of our optical fiber business and the one-time gain associated with the sale of the optical fiber business. Pro forma results also reflect income taxes calculated on a pro forma stand-alone basis.

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, our beliefs and our management’s assumptions. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. These risks and uncertainties include: the failure of the telecommunications market to improve or improve at the pace we anticipate; our ability to comply with covenants and restrictions in our credit facility; our ability to realize the benefits we expect from our new strategic direction and restructuring program; our ability to secure additional sources of funds on reasonable terms if our sources of liquidity are unavailable; our credit ratings; our ability to compete effectively; our reliance on a limited number of key customers; our exposure to the credit risk of our customers as a result of our vendor financing arrangements and accounts receivable; our reliance on third parties to manufacture some of our products; the cost and other risks inherent in our long-term sales agreements; our product mix and ability to keep pace with technological advances in our industry; the complexity of our products; our ability to retain and recruit key personnel; existing and future litigation; our ability to protect our intellectual property rights and the expenses we may incur in defending such rights; changes in environmental health and safety law; changes to existing regulations or technical standards; and the social, political and economic risks of our foreign operations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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